Exhibit 11

                             FLORIDA ROCK INDUSTRIES, INC.
	             COMPUTATION OF EARNINGS PER COMMON SHARE

                                THREE MONTHS ENDED           SIX MONTHS ENDED
                                    MARCH 31,                     MARCH 31,

                                 2007         2006          2007         2006

Net income                   $26,210,000  57,810,000     70,489,000   99,825,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share           65,556,991   65,679,736     65,446,796  65,617,601

Shares issuable under
 stock options which are
 potentially dilutive          1,260,049    1,199,657      1,187,169   1,274,247

Shares used for diluted
 earnings per share           66,817,040   66,879,393     66,633,965  66,891,848

Earnings per share:

 Basic Net Income                   $.40          .88           1.08        1.52

 Diluted Net Income                 $.39          .86           1.06        1.49